William D. Chapman Director, Investor Relations 847-535-0881	Janis K. Tratnik Director, Corporate Communications 847-535-4339

GRAINGER REPORTS EPS OF 62 CENTS FOR THE 2003 THIRD QUARTER

                CHICAGO, October 16, 2003 – Grainger (NYSE: GWW) today reported flat sales and a 3 percent decline in diluted earnings per share for the third quarter ended September 30, 2003. Sales were $1.2 billion in both the 2003 and 2002 third quarters. Net earnings of $56.8 million decreased 5 percent and diluted earnings per share were $0.62 versus $0.64 for the 2002 third quarter.

        Grainger’s Chairman and Chief Executive Officer Richard L. Keyser said, “We are committed to returning the company to sustained revenue growth. The completion of our logistics network in early 2004 will provide a solid foundation to improve service to our customers. We recently announced a multi-year program to expand our presence in the United States by enhancing our branch network and increasing sales coverage in 25 major metropolitan markets and selected secondary markets. I expect to see accelerated sales growth in the future as this program unfolds.”

        Keyser continued, “We now expect sales for the full year to be essentially flat since revenues are not developing as expected. Additionally, we are reducing our 2003 earnings per share range to $2.43 to $2.51 due to lower revenues and implementation expenses related to our branch expansion and ongoing cost control programs.”

  Branch-based Distribution

        Sales in the Branch-based Distribution segment were flat versus the prior year third quarter. The sluggish economy and weak sales of seasonal products contributed to a sales decline of 1 percent in the United States. Overall performance in this segment benefited from incremental spending by government accounts and approximately $2.5 million of sales related to Hurricane Isabel. Sales processed through grainger.com increased 13 percent to $125 million from $110 million in the 2002 third quarter.

W.W. Grainger, Inc. — 2003 third quarter results

Sales in Canada were up 9 percent for the quarter due to the effect of a favorable Canadian exchange rate. In local currency, this business experienced a 4 percent sales decrease. Operating earnings for this segment declined 1 percent versus the 2002 third quarter. Increased operating expenses related to the logistics network project and higher health care costs contributed to the decline in earnings.

        As a result of a required accounting reclassification both gross profit and operating expenses increased by the same amount; therefore, there was no effect on operating earnings (see note on EITF Issue 02-16 on page 3).

Lab Safety

        Sales for Lab Safety Supply, the country’s premier direct marketer of safety and industrial products, increased 6 percent. Excluding revenues from the Gempler’s business acquired on April 14, 2003, sales were down 3 percent. These results reflect ongoing weakness in the manufacturing sector, which represents approximately half of Lab Safety’s sales. Operating earnings of $11 million for this segment were down 19 percent, due primarily to increases in catalog media expense and integration costs associated with the Gempler’s acquisition.

Integrated Supply

        Sales for Grainger Integrated Supply were down 12 percent during the quarter due to fewer customer locations and lower sales to existing customers. Operating earnings for this segment were $0.7 million versus $1.7 million in the 2002 third quarter, due to lower fee revenue and higher operating expenses primarily related to a systems upgrade.

  Tax Rate and Cash Flow

        The effective tax rate for the quarter decreased to 40.0 percent from 40.8 percent due to lower non-deductible losses in Mexico, a reduced tax rate in Canada, and lower losses from unconsolidated entities. Operating cash flow for the quarter was $135 million. The company has reduced its capital expenditures forecast for the full year to $105 to $115 million.

W.W. Grainger, Inc. — 2003 third quarter results

Nine Months Results

        Sales for the nine months ended September 30, 2003, were $3.5 billion, flat versus the 2002 period. Net earnings increased 11 percent to $165 million and diluted earnings per share were $1.79 versus $1.57 in the 2002 period. Net earnings for 2002 included a $0.04 per share gain on sale of securities and a $0.25 per share goodwill impairment charge.

    W.W. Grainger, Inc. (NYSE: GWW), is the leading broad line supplier of facilities maintenance products in North America. Grainger serves customers through a network of nearly 600 branches, 17 distribution centers, and four Web sites. Sales for 2002 were $4.6 billion. For more information and recent speeches and presentations, visit Grainger online at investor.grainger.com.

Note: Comments Regarding Emerging Issues Task Force Issue 02-16

Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor”, was issued by the EITF in November 2002 with transition provisions subsequently issued in January 2003. The January 2003 transition rules stated that Issue 02-16 would apply to all agreements entered into or significantly modified after December 31, 2002.

The company’s accounting treatment for vendor provided funds is consistent with Issue 02-16, with the exception of vendor funded advertising allowances. Grainger has accounted for these allowances as an offset to advertising expenses. Under Issue 02-16, this method is allowable if the allowances are for specific, identifiable and incremental costs incurred by Grainger in marketing the vendor’s products. Grainger provides numerous advertising programs to promote its vendors, including catalogs and other printed media, Internet, NASCAR racing and other direct marketing programs. Most of these programs relate to multiple vendors which makes supporting the specific, identifiable and incremental criteria a burdensome process. Based on the administrative complexity and costs to identify and track reimbursements to the exact advertising expenditure for each vendor, the company elected to treat most vendor advertising allowances as a reduction of cost of goods sold rather than a reduction of operating (advertising) expenses. This change will not have any effect on net earnings.

Since a majority of the 2003 contracts with provisions for advertising allowances were entered into prior to December 31, 2002, the amounts to be reclassified in 2003 will not be material. The initial reclassification of $5.3 million from operating expenses to cost of goods sold occurred in the 2003 third quarter. For the full year 2003, the total reclassification is projected to be $7 to $10 million.

For 2004, as contracts are renewed, vendor allowances will be classified in cost of goods sold rather than in operating expenses. The company will restate prior periods to maintain comparability. The company estimates that when the year 2003 is restated in 2004, this restatement will be $48 to $55 million, in addition to the amounts recognized in 2003.

Forward Looking Statement

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies, and objectives and are not historical facts. They are generally identified by qualifiers such as “committed to,” “will,” “expect,” “forecast,” “projected,” “estimate,” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W.     Grainger, Inc. — 2003 third quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	(In thousands of dollars except for per share amounts)
	Three Months ended Sept. 30		Nine Months ended Sept. 30

	2003	2002	2003	2002

Net sales	$ 1,200,669	$ 1,203,400	$ 3,512,599	$ 3,523,457
Cost of merchandise sold	786,530	800,840	2,300,532	2,338,306

Gross profit	414,139	402,560	1,212,067	1,185,151
Warehousing, marketing, and
administrative expenses	319,818	302,370	933,559	900,737

Operating earnings	94,321	100,190	278,508	284,414

Other income and (expense)
Interest income	748	1,112	2,250	3,008
Interest expense	(1,523)	(1,363)	(4,532)	(4,304)
Equity in loss of unconsolidated entities	(56)	(779)	(1,880)	(2,040)
Gain on investment securities	1,203	0	1,208	7,308
Unclassified - net	70	2,130	1,087	3,607

Net other income and (expense)	442	1,100	(1,867)	7,579

Earnings before income taxes and cumulative
effect of accounting change	94,763	101,290	276,641	291,993
Income taxes	37,927	41,337	111,408	119,083

Earnings before cumulative
effect of accounting change	56,836	59,953	165,233	172,910
Cumulative effect of accounting change	0	0	0	(23,921)

Net earnings	$ 56,836	$ 59,953	$ 165,233	$ 148,989

Earnings per share before cumulative
effect of accounting change
- Basic	$ 0.63	$ 0.65	$ 1.82	$ 1.87
- Diluted	$ 0.62	$ 0.64	$ 1.79	$ 1.82

Net earnings per share
- Basic	$ 0.63	$ 0.65	$ 1.82	$ 1.61
- Diluted	$ 0.62	$ 0.64	$ 1.79	$ 1.57

Average number of shares outstanding
- Basic	90,650,797	91,871,851	90,783,382	92,414,235
- Diluted	92,524,441	93,589,859	92,492,910	94,800,778

Supplemental financial information concerning the quarter ended September 30, 2003 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com, or by contacting Robb Kristopher, Manager, Investor Relations, at (847) 535-0879 or kristopher.r@grainger.com.

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